                                  EXHIBIT 11


                   COMPUTATION OF PRIMARY EARNINGS PER SHARE



                                                         For the three months               For the nine months
                                                         ended September 30,                ended September 30,
                                                        1997              1996              1997           1996
                                                     -----------       -----------      -----------   -------------
AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING

1   Average common shares outstanding                 10,907,303        14,773,731        11,576,480      14,646,749

2   Net additional shares assuming
    stock options exercised and proceeds
    used to purchase treasury stock, except
    1997 periods where the assumed exercise
    would be antidilutive                                     --           745,542                --         713,759
                                                    ------------       -----------      ------------     -----------
3   Average number of common and common
    equivalent shares outstanding                     10,907,303        15,478,974        11,576,480      15,360,508
                                                    ------------       -----------      ------------     -----------

EARNINGS
4   Net income (loss) from continuing operations    $(12,775,000)      $ 3,942,000      $(62,867,000)    $10,661,000

5   Net income from discontinued operations                 --           3,928,000         2,282,000      12,147,000

6   Gain from split-off of discontinued
    operations                                              --                --          45,208,000            --
                                                    ------------       -----------      ------------     -----------

7   Net income (loss)                               $(12,775,000)      $ 7,870,000      $(15,377,000)    $22,808,000
                                                    ============       ===========      ============     ===========

PER SHARE AMOUNTS
8   Net income (loss) per share from continuing
    operations (line 4/ line 3)                     $      (1.17)      $      0.26      $      (5.43)    $      0.69

9   Net income per share from discontinued
    operations (line 5/ line 3)                             --                0.25              0.20            0.79

10  Gain per share (line 6/ line 3)                         --                --                3.90            --
                                                    ------------       -----------      ------------     -----------

11  Net income (loss) per share (line
    6/ line 3)                                      $      (1.17)      $      0.51      $      (1.33)    $      0.97
                                                    ============       ===========      ============     ===========



Note: In all periods, earnings per share were calculated using the treasury stock method. Fully diluted earnings per share are not presented as they are less than 3% dilutive.

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